Exhibit 10.1

NOTE PURCHASE AGREEMENT by and among CLEARONE, inc., as Borrower, various Guarantors from time to time party hereto, and Edward D. Bagley, as Purchaser Dated as of December 8, 2019

Article 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Accounting Terms	15
Article 2 PURCHASE AND SALE OF THE NOTES		15
2.1	Purchase and Sale of the Notes	15
2.2	Closing	15
Article 3 THE NOTES		15
3.1	Interest and Related Fees.	15
3.2	Redemption of Notes.	17
3.3	Manner of Payment	17
3.4	Taxes	18
3.5	Tax Treatment	19
3.6	Purchase Price Allocation	19
Article 4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER		20
4.1	Conditions Precedent to the Closing	20
Article 5 CONDITIONS TO THE OBLIGATIONS OF THE BORROWER		22
5.1	Representations and Warranties	22
5.2	Compliance with this Agreement	22
Article 6 REPRESENTATIONS AND WARRANTIES OF THE BORROWER		22
6.1	Existence and Power	22
6.2	Authorization; No Contravention	23
6.3	Governmental Authorization; Third Party Consents	23
6.4	Binding Effect	23
6.5	No Legal Bar	23
6.6	Litigation	23
6.7	Compliance with Laws	24
6.8	No Default or Breach	24
6.9	Title to Properties	24
6.10	Real Property	24
6.11	Taxes	24
6.12	Financial Condition; SEC Filings; Contingent Obligations.	25
6.13	Absence of Certain Changes or Events	26
6.14	Environmental Matters.	26

6.15	Investment Company/Government Regulations	27
6.16	Subsidiaries	27
6.17	Capitalization	27
6.18	Solvency	28
6.19	Licenses and Approvals	28
6.20	Change of Control and Similar Payments	28
6.21	OFAC; Anti-Terrorism; Patriot Act.	29
6.22	Disclosure.	29
6.23	Internal Controls	29
6.24	Accounts and Notes Receivable; Accounts and Notes Payable.	30
6.25	Inventory	30
6.26	Notes and Warrants	30
Article 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		31
7.1	Authorization	31
7.2	Binding Effect	31
7.3	No Legal Bar	31
7.4	Securities Laws	31
Article 8 AFFIRMATIVE COVENANTS		33
8.1	Delivery of Financial and Other Information	33
8.2	Use of Proceeds	35
8.3	Notice of Material Adverse Effect	35
8.4	Conduct of Business	35
8.5	Taxes and Claims	35
8.6	Insurance	35
8.7	Compliance with Laws and Material Contracts	36
8.8	Maintenance of Properties	36
8.9	Issue Taxes	36
8.10	Environmental Covenants	36
8.11	Further Assurances	36
8.12	Replacement of Notes	36
8.13	Registration Rights	37
8.14	Board Observer	37
8.15	Subsidiary	37

Article 9 NEGATIVE COVENANTS		38
9.1	Distributions	38
9.2	Indebtedness	38
9.3	Mergers	39
9.4	Sales of Assets	39
9.5	Liens	40
9.6	Affiliates	42
9.7	Restrictive Agreements	42
9.8	Certain Restricted Issuances of Capital Stock	42
Article 10 EVENTS OF DEFAULT		42
10.1	Events of Default	42
10.2	Acceleration	46
10.3	Set-Off	46
10.4	Suits for Enforcement	46
10.5	License	46
Article 11 MISCELLANEOUS		46
11.1	Survival of Representations and Warranties	46
11.2	Notices	47
11.3	Successors and Assigns	47
11.4	Amendment and Waiver	48
11.5	Signatures; Counterparts	49
11.6	Headings	49
11.7	GOVERNING LAW	49
11.8	JURISDICTION, JURY TRIAL WAIVER, ETC	49
11.9	Severability	50
11.10	Rules of Construction	50
11.11	Entire Agreement	50
11.12	Indemnification	50
11.13	[Intentionally Omitted]	52
11.14	No Strict Construction	52
11.15	Confidential Information	52

SCHEDULES:

Schedule 1.1	Immaterial Subsidiaries
Schedule 2.1	Allocations
Schedule 4.1	Litigation
Schedule 6.3	Consents and Approvals
Schedule 8.13	Registration Rights
Schedule 9.2	Existing Indebtedness
Schedule 9.5	Liens

EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Form of Warrant

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated as of December 8, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is by and among CLEARONE, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, and EDWARD D. BAGLEY (the “Purchaser”).

STATEMENT OF PURPOSE:

WHEREAS, the Borrower wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase, on the terms and subject to the conditions set forth herein, (y) a senior secured convertible note to be issued by the Borrower on the Closing Date in an aggregate original principal amount set forth opposite the Purchaser’s name on Schedule 2.1 hereto, substantially in the form of Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, each a “Note” and collectively the “Notes”) and (z) a warrant to be issued by the Borrower on the Closing Date to purchase that number of shares of Common Stock set forth opposite the Purchaser’s name on Schedule 2.1 hereto, substantially in the form of Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, each a “Warrant” and collectively the “Warrants”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1     Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Account or Accounts” has the meaning given to that term in the UCC.

“Account Debtor” has the meaning given to that term in the UCC.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary, directly or indirectly, (a) acquires any going concern business or all (or substantially all) of the assets of any firm, corporation, limited liability company or other entity, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires at least a majority (in number of votes) of the securities of an entity which have ordinary voting power for the election of directors or managers or a majority (by percentage or voting power) of the outstanding Capital Stock of any other Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise; provided that in no event shall the Purchaser, or any Affiliates of Purchaser, on the one hand, and the Borrower and any of its Subsidiaries, on the other hand, be deemed to be “Affiliates” of one another.

“Agreement” has the meaning given to that term in the introductory paragraph.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Rate” means the Prime Rate plus two and three quarters of one percent (2.75%) per annum.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board” has the meaning set forth in Section 8.14.

“Borrower” has the meaning given to that term in the introductory paragraph.

“Business Combination” has the meaning set forth in the definition of “Change of Control”.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Utah are authorized or required by law or executive order to close.

“Capital Lease” of a Person means any lease of Property by such Person as lessee which would be classified as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means all obligations (including sales tax obligations) of such Person under Capital Leases.

“Capital Stock” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest or other equivalent, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, whether certificated or uncertificated, and however designated), and (b) any option, warrant, security, appreciation right, profits interests or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States, (b) commercial paper rated A-1 or better by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto) or P-1 or better by Moody’s Investors Service, Inc. (or any successor thereto) with a duration of not more than twelve (12) months, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

“Casualty Event” means, with respect to any property, any of the following: (a) any casualty, loss, destruction, damage or taking of such property (or any part thereof), (b) any condemnation, loss of title, seizure, or taking, by exercise of the power of eminent domain or other similar proceeding, of such property (or any part thereof), or confiscation of such property (or any part thereof) or the requisition of the use of such property by any Governmental Authority, or (c) any event that results in the receipt of business interruption insurance.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary (a) all or substantially all of the assets of which consist of equity interests of one or more CFCs and (b) that conducts no material business.

“Change of Control” means the occurrence of any of the following:

(a)     The acquisition by any Person or any group of Persons (other than by the Purchaser and/or any of the Purchaser’s Affiliates or Insiders) of record or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of (i) the Capital Stock of the Borrower (as determined on a fully-diluted basis) or (ii) the combined voting power of the then-outstanding voting securities of the Borrower (the “Outstanding Company Voting Securities”);

(b)     Consummation by the Borrower or any of its Subsidiaries of a merger, consolidation, combination, reorganization, or sale of Capital Stock, or an exchange of the Capital Stock of the Borrower for the Capital Stock of any other Person or Persons whether in one or a series of related transactions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the then outstanding shares of voting Capital Stock of the purchasing or surviving entity in such Business Combination, in substantially the same proportions as its ownership immediately prior to such Business Combination, of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors (or equivalent governing body) of the purchasing or surviving entity in such Business Combination were members of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body) at the time of the execution of the initial agreement, or of the action of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body), providing for such Business Combination;

(c)     A sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other Disposition of more than 50% of the assets of the Borrower or any Guarantor, whether in one or a series of related transactions (excluding normal inventory sales, financing arrangements associated with inventory or receivables, and as a result of a Disposition permitted by Section 9.4);

(d)     The Borrower ceases to own and control, directly or indirectly, free and clear of all Liens (other than in favor of the Purchaser) 100% of the Capital Stock of each Guarantor (other than directors’ qualifying shares, as may be required by law, and other than as a result of a Disposition permitted by Section 9.4);

(e)     Approval by the board of directors (or equivalent governing body) of the Borrower or any Guarantor of:

(i)     a liquidation or dissolution of the Borrower or any Guarantor;

(ii)     the sale or Disposition of all or substantially all of the assets of the Borrower or any Guarantor;

(iii)     the merger of consolidation of the Borrower with or into another Person unless permitted by Section 9.3; or

(iv)     The exchange of the Capital Stock of the Borrower for the Capital Stock of any other Person or Persons.

(f)     During any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of such Board on the first (1st) day of such period, (ii) whose election or nomination to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board or (iii) whose election or nomination to such Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of such Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of such Board); or

(g)     [intentionally omitted]; or

(h)     The occurrence of a “change of control” and/or “change of control event” (or any comparable term) as defined in the Borrower’s Charter Documents or any Material Contract.

“Charter Documents” means the articles or certificate of incorporation or formation (as applicable), the bylaws or operating or limited liability company agreement (as applicable), and other similar organizational and governing documents of any Person, as amended, restated, supplemented or otherwise modified from time to time.

“Closing” has the meaning given to that term in Section 2.2.

“Closing Date” has the meaning given to that term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to that term in the Guaranty and Collateral Agreement.

“Collateral Access Agreement” has the meaning assigned thereto in the Guaranty and Collateral Agreement.

“Collateral Documents” means the Guaranty and Collateral Agreement, the Collateral Access Agreement, , and each other agreement or writing pursuant to which the Borrower or any Subsidiary purports to pledge or grant a security interest in any property or assets securing the Obligations or any of such Borrower or Subsidiary purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Common Stock Equivalents” means any securities of the Borrower which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“CWA” has the meaning set forth in the definition of “Environmental Laws.”

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(b).

“Disposition” has the meaning given to that term in Section 9.4.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to mandatory repurchase, in either case, at the option of the holder thereof (other than solely for equity interests which are not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for scheduled payments, dividends or distributions in cash or (d) is or becomes convertible into or exchangeable or exercisable for indebtedness or any other equity interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Distributions” by a Person means (a) the declaration or payment of dividends or other distributions (whether in cash, securities or other property or assets) on any now or hereafter outstanding Capital Stock of such Person; (b) any payment (whether in cash, securities or other property or assets) on account of the redemption, repurchase, defeasance, sinking fund or other retirement or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock made either directly or indirectly; (c) any loans or advances (other than salaries or advances to, or reimbursement of, directors or employees for travel, entertainment, relocation or other business expenses in the ordinary course of business), to any stockholder(s), partner(s) or member(s) of such Person; (d) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness that is subordinated to the Obligations; and (e) setting aside funds for any of the foregoing.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“EBITDA” means, for any period in question, the sum of (a) Net Income for such period plus (b) to the extent deducted in determining such Net Income, the sum, without duplication, of (i) Interest Expense, (ii) all foreign, federal, state, and/or local income tax expense or benefit, (iii) depreciation expense, (iv) amortization expense, (v) non-cash stock-based compensation, (vi) Intangibles write-offs, (vii) Goodwill write-offs, (viii) Increases or decreases in inventory obsolescence reserves, (ix) legal expenses for matters not related to day-to-day operations of the business, and (x) any extraordinary, non-recurring and/or non-cash losses and expenses incurred during such period as may be agreed in writing by the Purchaser in their sole discretion, minus (c) any extraordinary, non-recurring and/or non-cash gains or income during such period, all calculated in accordance with GAAP.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq. (“RCRA”), and CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Borrower within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Borrower within the meaning of Section 414(m) of the Code, or a trade or business which together with the Borrower is treated as a single employer under Section 414(o) of the Code.

“Event of Default” has the meaning given to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Shares” means shares of Common Stock or Common Stock Equivalents reserved for issuance to directors, officers, employees or consultants of the Borrower or any Subsidiary of the Borrower in connection with their service as directors of the Borrower or any Subsidiary of the Borrower, their employment by the Borrower or any Subsidiary of the Borrower or their retention as consultants by the Borrower or any Subsidiary of the Borrower, in each case authorized by the Board and issued pursuant to either the ClearOne, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) or the ClearOne, Inc. Employee Stock Purchase Plan (the “ESPP”). As of September 30, 2019, there were 946,083 shares of Common Stock authorized and reserved for future issuance under the 2007 Plan and 427,268 shares of Common Stock authorized and reserved for future issuance under the ESPP.

“Excluded Taxes” means, with respect to the Purchaser, or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the applicable Purchaser or recipient is located, (c) in the case of a Purchaser, any U.S. federal withholding Tax that is imposed on amounts payable to the Purchaser pursuant to a law in effect at the time the Purchaser becomes a party hereto (or designates a new lending office, receives an assignment or participation interest), except to the extent that the Purchaser (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.4(a), (d) Taxes resulting from the failure to comply with Section 3.4(e) or (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules, practices, or laws adopted pursuant to such intergovernmental agreements.

“Fiscal Quarter” means a fiscal quarter of the Borrower and its Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied. If there are any changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants, and make all other financial determinations hereunder, without giving effect to any such changes until such time that the parties hereto can agree to amend the financial covenants and other provisions requiring financial determinations hereunder to take into account the effect of such changes to GAAP in a mutually acceptable manner.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” or “Guarantors” means each Person that guarantees all or any portion of the Obligations. Each of the Subsidiaries of the Borrower on the Closing Date and each other Subsidiary of the Borrower created or acquired after the Closing Date and required to guarantee all or any portion of the Obligations (in each case, other than Immaterial Subsidiaries, CFCs, CFC Holdcos or Subsidiaries of CFCs) shall be a Guarantor.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Purchaser, as amended, restated, modified, or supplemented from time to time.

“Hazardous Materials” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by RCRA, (c) any petroleum product, (d) any “pollutant,” as defined by the CWA, or (e) any contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Hedging Agreement” means any rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Holder” means each Purchaser, and each Purchaser’s successors, assigns, and other transferees of a Note permitted hereunder.

“Immaterial Subsidiary” means any Subsidiary of the Borrower designated as such on the Closing Date on Schedule 1.1 hereto or any Subsidiary hereafter designated as such by the mutual written agreement of the Borrower and the Purchaser; provided that, if at any time and from time to time after the Closing Date, (1) Immaterial Subsidiaries comprise in the aggregate more than five percent (5.0%) of the consolidated total assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries as of the end of the most recently ended calendar month of Borrower or more than five percent (5.0%) of the consolidated total revenues of the Borrower and its Subsidiaries for such applicable period, (2) any individual Immaterial Subsidiary comprises in the aggregate more than two and one half percent (2.5%) of the consolidated total assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries as of the end of the most recently ended calendar month of Borrower or more than two and one half (2.5%) of the consolidated total revenues of the Borrower and its Subsidiaries for such applicable period, or (3) any individual Immaterial Subsidiary is valued (whether through a sale of its Capital Stock or otherwise) in excess of $250,000, then the Borrower shall designate in writing to Purchaser one or more of such Immaterial Subsidiary(ies) as no longer an Immaterial Subsidiary(ies) to the extent required such that any of the foregoing condition ceases to be true(in the time periods applicable as if such Immaterial Subsidiary(ies) had become Guarantors at such time); provided, further, that no Immaterial Subsidiary shall own any Intellectual Property that is material to the Loan Parties.

“Indebtedness” means, with respect to any Person, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not outstanding more than 90 days past the date of invoice), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by bonds, debentures, notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capital Lease Obligations and obligations created or arising under any conditional sale or other title retention agreement, (h) net obligations under or relating to Hedging Agreements, (i) Off-Balance Sheet Liabilities, (j) attributable indebtedness related to Sale and Leaseback Transactions, (k) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, (l) any obligation to repurchase or redeem Disqualified Capital Stock of such Person other than at the sole option of such Person, (m) “earnouts” and similar payment obligations of such Person to the extent such obligations become fixed or are considered liabilities under GAAP, (n) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (m), and (o) any other obligation for borrowed money or other financial accommodation which, in accordance with GAAP, would be shown as a liability on the balance sheet of such Person. The amount of Indebtedness under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insider” means any Person who, as of the date of this Agreement, is an executive officer (as such term is defined in Rule 3b-7 of the Exchange Act) or a member of the Board of Directors of Borrower.

“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases.

“Intellectual Property License” has the meaning assigned thereto in the Guaranty and Collateral Agreement.

“Interest Expense” means, for any period, the net interest expense of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit or bankers’ acceptances, the net costs associated with any Hedging Agreement of the Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capital Lease Obligations and the interest portion of any deferred payment obligation).

“Inventory” means all of the “inventory” (as that term is defined in the UCC) of the Borrower and its Subsidiaries, whether now existing or hereafter acquired or created.

“Investment” means any direct or indirect purchase, acquisition or other investment (including, without limitation, any loan or advance or capital contribution) in or to any Person, whether payment therefor is made in cash or Capital Stock or otherwise, and whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write downs or write offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Borrower” or any similar phrases means the actual knowledge of any director or executive officer of the Borrower or such Loan Party, as applicable, in the case of any officer, after due and reasonable inquiry of the individuals in the organization of the Borrower and its Loan Parties involved in, and responsible for, the subject matter area covered by the relevant representation and warranty.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the Borrower or any Subsidiary in connection with the conduct of its business.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, pledge, hypothecation, deed of trust, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capital Lease, or other title retention agreement (and any lease in the nature thereof)) and any agreement to give any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means individually or in the aggregate (a) a material adverse condition, event, occurrence or development related to, or material adverse change or effect on, the assets, business, properties, liabilities, results of operations, cash flows or financial condition of the Borrower and its Subsidiaries (taken as a whole), (b) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Note Document, (ii) the Collateral or the validity, perfection or priority of the Purchaser’s Liens on a material portion of the Collateral or (iii) the rights, remedies and benefits (taken as a whole) available to, or conferred upon, the Purchaser under any Note Document, or (c) a material adverse effect on the ability of the Borrower or any of its Loan Parties to perform its obligations under any Note Document.

“Material Contract” means any contract, agreement, instrument, permit, lease or License (in each case, whether written or oral) of the Borrower or its Subsidiaries (other than this Agreement and the Note Documents) (i) with any of the ten (10) largest customers and/or suppliers of the Loan Parties, measured by aggregate billings; (ii) not made in the ordinary course of business, or involving a commitment to pay an amount, by any Loan Party or any of its Subsidiaries in excess of $250,000 in any twelve-month period following the Closing Date (whether or not in the ordinary course of business); (iii) for a partnership or a joint venture or for the acquisition, sale or lease of any assets or Capital Stock of any Loan Party, its Subsidiaries or any other Person or involving a sharing of profits; (iv) that is a loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contractual Obligations, including without limitation, such items for or relating to borrowed money (other than in connection with trade payables incurred in the ordinary course of business); (v) that grants any Lien on the assets or Capital Stock of any Loan Party; (vi) which contain any provisions that may require payments to be made by any Loan Party or any of its Subsidiaries upon or following a “change of control”, if such payments under such Contractual Obligations could individually or in the aggregate result in a Material Adverse Effect; or (vii) the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

“Maximum Rate” has the meaning given to that term in Section 3.1(d).

“Monthly Amortization Percentage” means with respect to each full calendar month commencing after the Closing Date as set forth below, the percentage indicated below of the then-outstanding aggregate principal amount of the Notes from time to time issued hereunder and outstanding as of the applicable Payment Date occurring in such calendar month (giving effect to any amount prepaid on account of the Notes and applied to scheduled installments of principal pursuant to Section 3.2(b), Section 3.2(c) or Section 3.3 hereof):

Months after the Closing Date	Monthly Amortization Percentage
1-12	zero
13-24	1.0%
25-36	2.0%
37-48	2.5%

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Income” means the net income (or loss) of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP; provided that, to the extent that any amount of income is attributable to a Foreign Subsidiary, such income shall be excluded for the purpose of calculating Net Income for such period.

“Note” or “Notes” has the meaning set forth in the recitals contained in the Statement of Purpose section of this Agreement and shall include any Note issued under this Agreement.

“Note Documents” means this Agreement, the Notes, the Collateral Documents, , the Warrants, and each other agreement, document, form or certificate delivered pursuant to this Agreement or any other Note Document, in each case, as amended, restated, modified or supplemented from time to time.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Notes, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower and each of its Subsidiaries to the Purchaser under any Note Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Observer” has the meaning set forth in Section 8.14.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means any Taxes imposed as a result of a former or present connection between the recipient of a payment hereunder and the jurisdiction imposing such Taxes (other than a connection arising from executing, delivering, becoming a party to, the performance of an obligation under, receiving payments under, perfecting a security interest under, or engaging in any other transaction pursuant to, or enforcing, this Agreement or selling or assigning any interest in the Notes).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Note Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment in accordance with the terms hereof.

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control”.

“Participant Register” has the meaning given to that term in Section 11.3(c).

“Payment Date” means the last day of each calendar month, commencing, (i) in the case of Section 3.1(c), December 31, 2019 and continuing through the last day of the calendar month preceding the Maturity Date and (ii) in the case of Section 3.2(a)(ii), December 31, 2020 and continuing through the last day of the calendar month preceding the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means Each of the Plans maintained by the Borrower or any ERISA Affiliate that is an “employee benefit pension plan” (within the meaning of Section 3(2)(a) of ERISA).

“Permitted Liens” has the meaning given to that term in Section 9.5.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plans” means any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement of the Borrower or any ERISA Affiliate.

“Prepayment Date” means that certain date that is not less than fifteen (15) days’ prior written notice from the Borrower to the Purchaser of Borrower’s redemption of all or a portion of the Notes, which date shall be a Business Day; provided, that, Borrower may not deliver such written prepayment notice prior to the one year anniversary of the Closing Date.

“Prime Rate” means, for any day, the greater of (i) the rate of interest in effect for such day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal, and (ii) five and one quarter of one percent (5.25%). Any change in such rate of interest shall take effect at the opening of business on the day of such change. In the event The Wall Street Journal (or such other authoritative source) publishes a range of “prime rates”, the Prime Rate shall be the highest of the “prime rates”.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased, or operated by such Person.

“Purchaser” means Edward D. Bagley, an individual.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Register” has the meaning given to that term in Section 11.3(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Requirements of Law” means as to any Person, provisions of the Charter Documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, License or franchise, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the Transactions or other transactions contemplated or referred to in the Note Documents.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“SEC” means the United States Securities and Exchange Commission or any other governmental authority then having jurisdiction to enforce the Securities Act and/or the Exchange Act, as applicable.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Single Employer Plan” means a Plan maintained by the Borrower, its Subsidiaries or any member of a controlled group of corporations with the Borrower, within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, for employees of the Borrower, any of its Subsidiaries or any of its respective ERISA Affiliates.

“Solvent” means, with respect to any Person that (a) the fair value of the assets and the property of such Person exceeds the fair value of the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, (b) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person will not be left with unreasonably small capital, and (c) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tax” means any present or future United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other taxes, levies, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the issuance of the Notes and Warrants hereunder, each on the Closing Date.

“UCC” has the meaning set forth in the Guaranty and Collateral Agreement.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Pension Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used in determining the Plan’s normal cost for purposes of Section 412(b)(2)(A) of the Code. In each case, the foregoing determination shall be made as of the most recent date prior to the filing of said annual report as of which such actuarial present value of accumulated Plan benefits is determined.

“Warrants” has the meaning set forth in the recitals contained in the Statement of Purpose section of this Agreement and shall include any Warrants issued under this Agreement.

“Wholly-owned” means, with respect to a Subsidiary, that all of the Capital Stock of such Subsidiary is, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-owned Subsidiaries.

1.2     Accounting Terms. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree upon the request of any Loan Party or the Purchaser to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided that until any such amendments have been agreed upon by the Purchaser, the provisions in this Agreement shall be calculated as if no such changes in accounting principles had occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.” Notwithstanding any accounting change after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Borrower’s and its Subsidiaries’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Article 2
PURCHASE AND SALE OF THE NOTES

2.1     Purchase and Sale of the Notes.

(a)     Subject to the terms and conditions herein set forth, on the Closing Date the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, (i) Notes in the aggregate principal amount set forth opposite the Purchaser’s name on Schedule 2.1 and (ii) Warrants to purchase the number of shares of Common Stock set forth opposite the Purchaser’s name on Schedule 2.1, in exchange for the purchase price from the Purchaser set forth opposite the Purchaser’s name on Schedule 2.1.

(b)     Any amounts of the Notes repaid or prepaid hereunder may not be reborrowed.

2.2     Closing. The purchase and issuance of the Notes and the Warrants shall take place at the closing (the “Closing”) on the date hereof (the “Closing Date”), subject to the satisfaction or waiver of the conditions to closing set forth in Section 4.1. At the Closing, the Borrower shall deliver the Notes and the Warrants to the Purchaser against delivery by the Purchaser of the purchase price for the Notes and the Warrants to be purchased by the Purchaser (as set forth opposite the Purchaser’s name on Schedule 2.1 hereto), which is payable by wire transfer of immediately available funds.

Article 3
THE NOTES

3.1     Interest and Related Fees.

(a)     Interest. Except as provided in Section 3.1(b), interest shall accrue and shall be calculated daily on the basis of the actual number of days elapsed and a 360-day year comprising twelve (12) thirty (30) day months on the unpaid principal amount of the Notes outstanding from time to time and on all other Obligations at the lesser of (i) the Applicable Rate and (ii) the Maximum Rate (as defined below).

(b)     Default Rate of Interest. Automatically upon the occurrence of and during the continuance of any Event of Default, and for so long as such Event of Default continues, the unpaid principal amount of the Notes outstanding from time to time and the other Obligations shall bear interest at a rate per annum of five percent (5%) in excess of the rates otherwise payable under this Agreement or the Note Documents (but not in any event in excess of the Maximum Rate) (the “Default Rate”). The Default Rate shall apply retroactively to the date of occurrence of such Event of Default. All Default Rate interest shall be paid in cash on demand of the Purchaser. If, pursuant to the terms of this Agreement or the Note Documents such other Obligations do not bear interest, after the occurrence of an Event of Default and for so long as it continues, such Obligations shall bear interest at the rate per annum from time to time borne by the Notes.

(c)     Payment of Interest and Related Fees. The Borrower shall pay accrued interest in arrears on each Payment Date. In addition, accrued and unpaid interest shall be payable on the maturity of the Notes, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid) or conversion of the Notes (with respect to the principal amount converted).

(d)     Excess Interest. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Agreement or any other Note Document or any of the Obligations, in no event shall any Obligations require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under Applicable Law that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection herewith or therewith, or in any communication by the Purchaser or any other Person to the Borrower or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under any Obligations shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither the Borrower nor any other Person or entity now or hereafter liable for the payment of any Obligations shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by the Purchaser, notwithstanding this paragraph, shall be credited against the then unpaid principal balance of the Obligations (or, if the principal amount of the Obligations shall have been paid in full, refunded by the Purchaser to the party primarily liable on such Obligation); and (iv) the provisions of this Agreement and the Obligations, and any other communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Obligations does not include the right to accelerate, collect, or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Obligations which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by Applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of such Obligations, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by the Purchaser. The terms of this paragraph shall be deemed to be incorporated into each of the other Note Documents.

3.2     Redemption of Notes.

(a)     Scheduled Redemptions of Notes.

(i)     Payment at Maturity. The Borrower shall redeem all Notes issued hereunder in full on the four year anniversary of the Closing Date (the “Maturity Date”) by payment in cash in full of the entire outstanding principal balance thereof, plus all unpaid interest accrued thereon through the date of redemption, plus all other outstanding and unpaid Obligations to the holders of the Notes through the date of redemption.

(ii)     Principal Amortization. The Borrower shall make periodic redemptions of the Notes issued hereunder in principal installments payable on each Payment Date, each such payment in an amount equal to the aggregate then-outstanding principal balance of the Notes on such Payment Date multiplied by the applicable Monthly Amortization Percentage.

(b)     Optional Redemption Initiated by the Borrower. The Borrower shall have the right, at its sole option and election, at any time or from time to time following the one year anniversary of the Closing Date, to redeem the Notes issued hereunder, in whole or in part, on a Prepayment Date, by payment of an amount equal to the greater of (I) the unpaid principal balance of the Notes to be redeemed, plus all unpaid interest accrued on the unpaid principal balance of the Notes to be redeemed through the Prepayment Date, and (II) the product of (y) the Event Equity Value (as defined in the Notes) and (z) the Underlying Shares (as defined in the Notes) issuable upon conversion of the principal amount of the Notes being redeemed, plus all accrued but unpaid interest on the principal balance of the Notes to be redeemed. Amounts paid by the Borrower to optionally redeem the Notes pursuant to this Section 3.2(b) shall be applied (i) to scheduled installments of principal on the Notes payable under Section 3.2(a)(ii) in the inverse order of maturity, and (ii) to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes being redeemed.

(c)     Mandatory Redemptions.

(i)     Change of Control. Upon the occurrence of a Change of Control, the Borrower shall purchase all Notes issued and outstanding hereunder in full by payment of an amount equal to the greater of (I) (x) the unpaid principal balance thereof, plus (y) all other outstanding Obligations payable to the Purchaser under the Note Documents through the date of repayment, plus (II) the product of (y) the Event Equity Value and (z) the Underlying Shares issuable upon conversion of the principal amount of the Notes, plus all accrued but unpaid interest on the principal amount of the Notes. The provisions of this Section 3.2(c)(i) shall not be deemed to be implied consent to any such Change of Control otherwise prohibited by the terms of this Agreement.

(d)     Acceleration. In addition to the foregoing mandatory prepayment obligations under this Section 3.2, the Notes shall be subject to acceleration as set forth in Section 10.2 below.

3.3     Manner of Payment. All fees, interest, premium, principal and other amounts payable in cash in respect of any Note Document shall be paid by wire transfer of immediately available funds to an account at a bank designated in writing by the Purchaser. All payments made by the Borrower (excluding regular monthly interest payments made when due under Section 3.1(c)) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (a) first, to that portion of the Obligations constituting fees, indemnities, and expenses and other amounts (including attorneys’ fees), payable to the Purchaser, (b) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (c) third, to the payment of that portion of the Obligations constituting unpaid principal of the Notes, and (d) last, the balance, if any, after all of the Obligations have been paid in full in cash (other than contingent indemnification or expense reimbursement obligations for which no claim has been made), to the Borrower or as otherwise required by any Requirements of Law. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

3.4     Taxes

(a)     Any and all payments by or on account of any Obligations hereunder or under any Note Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the applicable Loan Party shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (as determined in the good faith discretion of the applicable Loan Party) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 3.4) the Purchaser receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the applicable Loan Party shall make such deductions or withholding and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b)     Without limiting the provisions of Section 3.4(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)     The Borrower shall indemnify the Purchaser for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by the Purchaser or required to be withheld or deducted from a payment to the Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for determining the amount of such payment or liability delivered to Borrower by the Purchaser shall be conclusive absent manifest error. Such payment shall be due within ten (10) days of Borrower’s receipt of such certificate.

(d)     As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.4, Borrower shall deliver to the Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

(e)     Status of Purchaser.

(i)     If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note Document, Purchaser shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Purchaser, if requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Purchaser is subject to backup withholding or information reporting requirements.

(ii)     If a payment made to the Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Purchaser shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Purchaser has complied with the Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date hereof.

(f)     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)     Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Purchaser under this Section 3.4 shall survive the termination of the Note Documents and the payment in full of the Notes or the assignment of rights by the Purchaser.

3.5     Tax Treatment. The Borrower and the Purchaser shall file all Tax Returns consistent with the following: (i) the Notes are debt for U.S. federal and state income tax purposes; (ii) the Notes are issued with original issue discount; and (iii) the Notes are not governed by the rules set out in the U.S. Treasury Regulations Section 1.1275-4. The inclusion of this paragraph is not an admission by the Purchaser that it is subject to United States taxation.

3.6     Purchase Price Allocation. The Purchaser and the Borrower agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. The Purchaser and the Borrower mutually agree that for purpose of the allocation of the issue price of such investment unit among the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and U.S. Treasury Regulation Section 1.1273-2(h) the Borrower and Purchaser shall mutually agree on an amount to be allocated to the Warrants after the Closing Date, and neither the Purchaser nor the Borrower shall take any position inconsistent with such mutually agreed upon allocation in any Tax Return or in any judicial or administrative proceeding in respect of Taxes. The allocation of the purchase price between the Notes and the Warrants does not modify or reduce or otherwise abrogate, in any manner, the Borrower’s obligations under the Notes and the Warrants.

Article 4
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

4.1     Conditions Precedent to the Closing. The obligation of the Purchaser to purchase the Notes and the Warrants, and to perform any obligations hereunder shall be subject to the following conditions on or before the Closing Date; provided that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower.

(a)     Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct in all material respects (except to the extent any such representation or warranty is by its terms qualified as to materiality, in which case such representation or warranty shall be true and correct in all respects) at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date) after giving effect to the Transactions, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date, and executed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower.

(b)     Compliance with this Agreement. The Borrower and the Guarantors shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Loan Party on or before the Closing Date and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Borrower.

(c)     Certificates. The Purchaser shall have received a certificate from each Loan Party, dated as of the Closing Date and signed by an officer of such Loan Party, certifying (i) that the attached copies of the Charter Documents of such Loan Party, and resolutions of the board of directors or similar governing body of such Loan Party approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect, (ii) to the incumbency and specimen signature of each officer of such Loan Party executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party, (iii) that the attached list of executive officers and directors, as applicable, of such Loan Party are true, complete, and correct, (iv) that none of the executive officers and directors, as applicable, included in such attached list have been charged with, indicted for, been part of a proceeding for, been investigated for, arrested for, or convicted of a felony, nor are they engaged in criminal activity, nor have any of them been an officer of a bankrupt company, and (v) that there are no written or oral side agreements with any executive officer whereby such Loan Party or its management has agreed to incur any obligations other than those contained in formal written contracts or agreements executed by or on behalf of such Loan Party.

(d)     Solvency. The Purchaser shall have received a certificate, signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent both immediately before and immediately after giving effect to the Transactions.

(e)     Documents. The Purchaser shall have received true, complete and correct copies of each of the Note Documents (including without limitation, the Notes, and the Warrants), and such other agreements, schedules, exhibits, certificates, documents, financial information and filings as the Purchaser may request in connection with or relating to the Transactions all in form and substance reasonably satisfactory to the Purchaser.

(f)     Purchase of Notes Permitted by Applicable Laws. The acquisition of and payment for the Notes and Warrants to be acquired by the Purchaser hereunder on the Closing Date and the consummation of the transactions contemplated hereby and by the other Note Documents (i) shall not be prohibited by any Requirements of Law, and (ii) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirements of Law.

(g)     Opinion of Counsel. The Purchaser shall have received opinions of Seyfarth Shaw LLP, counsel to the Loan Parties, dated as of the Closing Date, relating to the Transactions, in form and substance reasonably acceptable to the Purchaser.

(h)     Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Borrower and each other Loan Party necessary in connection with the execution, delivery or performance by the Borrower or such other Loan Party, or enforcement against the Borrower, of the Note Documents to which it is a party shall have been made or obtained and be in full force and effect.

(i)     No Material Judgment or Order. There shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which would prohibit the purchase of the Notes and Warrants hereunder or subject the Purchaser to any penalty under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

(j)     Good Standing Certificates. The Borrower shall have delivered to the Purchaser as of a date not more than thirty (30) days before the Closing Date good standing certificates for the Borrower and each Guarantor for its jurisdiction of incorporation or formation and certificates of foreign qualification for all other jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such foreign qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k)     No Litigation. Except as set forth on Schedule 6.6, no arbitration, action, claim, suit, litigation or proceeding before any court or any Governmental Authority shall have been commenced or threatened in writing against the Borrower or any Subsidiary (including its directors or officers), and no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened in writing against the Purchaser or the Borrower (i) seeking to restrain, prevent or change the Transactions contemplated hereby or questioning the validity or legality of any of such Transactions, (ii) in which the amount of damages claimed is $200,000 or more, or (iii) which could reasonably be expected to have a Material Adverse Effect.

(l)     Fees, Etc. On the Closing Date, the Borrower shall have paid all costs, fees and expenses (including, without limitation, legal fees and expenses) then due and payable to the Purchaser, as applicable, hereunder.

(m)     Collateral. The Purchaser shall have received correct, complete fully executed copies of each of the Collateral Documents, together with such UCC financing statements and any relevant financing statements or similar documents of any applicable foreign jurisdiction, original stock certificates, if any, and stock powers, original promissory notes, notices of security interest to be filed in the United States Patent and Trademark Office or any applicable foreign jurisdiction, and other instruments and documents required to be delivered under the Collateral Documents.

(n)     Lien Searches. The Purchaser shall have received (i) searches of the Uniform Commercial Code, judgment, bankruptcy and tax lien filings which may be filed with respect to the Collateral covered by the Collateral Documents, and (ii) Lien searches of intellectual property, in each confirming that all such Property given as collateral is subject to no Liens except Permitted Liens.

(o)     No Material Adverse Effect. There shall exist no (a) event, development, or circumstance occurring on or after December 31, 2018, that has had or could be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the facility herein.

(p)     NASDAQ. The Borrower shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the shares of Common Stock underlying the Notes and the Warrants, and the Borrower shall not have received an objection thereto from Nasdaq.

Article 5
CONDITIONS TO THE OBLIGATIONS OF THE BORROWER

The obligations of the Borrower to issue, or cause to be issued, the Notes and the Warrants and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Closing Date:

5.1     Representations and Warranties. The representations and warranties of the Purchaser contained in Article 7 hereof shall be true and correct in all material respects (except to the extent any such representation or warranty is by its terms qualified as to materiality, in which case such representation or warranty shall be true and correct in all respects) at and as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

5.2     Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by them on or before the Closing Date.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Purchaser as follows:

6.1     Existence and Power. The Borrower and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and (b) and has all requisite corporate power and authority to carry on its business as now conducted.

6.2     Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Subsidiary of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) have been duly authorized by all necessary organizational action; (b) do not and will not contravene or violate the terms of the Charter Documents of the Borrower or any of its Subsidiaries or any amendment thereto or any material Requirement of Law applicable to the Borrower or such Subsidiary or the Borrower’s or such Subsidiary’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any Contractual Obligation of the Borrower or such Subsidiary (with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any Contractual Obligation of the Borrower or such Subsidiary, or (iii) require modification, acceleration or cancellation of any Contractual Obligation of the Borrower or such Subsidiary; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Borrower or such Subsidiary (other than those securing the Notes).

6.3     Governmental Authorization; Third Party Consents. Except as set forth on Schedule 6.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Note Documents to which it is a party or the consummation of the Transactions, other than (a) filings to perfect Liens granted under the Collateral Documents and (b) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date.

6.4     Binding Effect. The Borrower and its Subsidiaries have duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of the Borrower and such Subsidiary enforceable against the Borrower and such Subsidiary in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

6.5     No Legal Bar. Neither the Borrower nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Borrower or any of its Subsidiaries is currently bound granting any rights to any Person which conflict with the rights to be granted by the Borrower or any Subsidiary in the Note Documents, other than the right to consent, which consents have been obtained.

6.6     Litigation. Except as set forth on Schedule 6.6, (a) there are no legal actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Borrower or its Subsidiaries; (b) there is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Documents or which relates to the assets or the business of the Borrower or its Subsidiaries; and (c) there is no litigation, claim, audit, dispute, review, proceeding or investigation currently pending or, to the Knowledge of the Borrower, threatened in writing against the Borrower or its Subsidiaries for any violation or alleged violation of any Requirements of Law, and neither the Borrower nor any Subsidiary has received written notice of any threat of any suit, action, claim, dispute, investigation, review or other proceeding pursuant to or involving any Requirements of Law.

6.7     Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law, except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Event. Except as set forth on Schedule 6.7, there are no actual or pending appeals, audits, inquiries, investigations, proceedings or notices of intent to audit or investigate by any Governmental Authority against the Borrower or its Subsidiaries.

6.8     No Default or Breach. No event has occurred and is continuing or would result from the incurring of Obligations by the Borrower under the Note Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. To the Knowledge of the Borrower, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any Subsidiary is in default with respect to any Contractual Obligation in any Material Contract.

6.9     Title to Properties. Except as set forth on Schedule 6.9, each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, all Property used by it in its business and none of such Property is subject to any Lien, except for Permitted Liens.

6.10     Real Property. Schedule 6.10 sets forth a correct and complete list of all real property owned or leased by the Borrower or its Subsidiaries. Each lease relating to such leased real property is in full force and effect and the Borrower and its Subsidiaries enjoy peaceful and undisturbed possession thereunder. There is no material default on the part of the Borrower or its Subsidiaries or any event or condition which (with notice or lapse of time, or both) would constitute a default on the part of the Borrower or its Subsidiaries under any such lease. The Borrower and its Subsidiaries have good and marketable title in fee simple to the real property identified on Schedule 6.10 as owned by the Borrower or its Subsidiaries, free and clear of any Liens other than Permitted Liens. There are no actions, suits or proceedings pending or, to the Knowledge of the Borrower, threatened in writing against the owned real property or the leased real property used in connection with the business of the Borrower or its Subsidiaries, at law or in equity, in arbitration or before any Governmental Authority which would in any way affect title to or the right to use such owned real property or leased real property.

6.11     Taxes

(a)     Except as set forth on Schedule 6.11(a), the Borrower and each of its Subsidiaries has timely filed all foreign, United States federal and state income and other Tax Returns that it was required to file, in each case with due regard for any extension of time within which to file such Tax Return. All such Tax returns were correct and complete in all respects. All Taxes due and payable by the Borrower or its Subsidiaries have been paid, in each case with due regard for any extension of time within which to file such Tax Return, other than any Taxes the amount or validity of which is being actively contested by the Borrower or its Subsidiaries in good faith and by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. There are no Liens, other than Permitted Liens, on any of the assets of the Borrower or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. No written claim has been made by a Governmental Authority in a jurisdiction where the Borrower and its Subsidiaries do not file Tax Returns that the Borrower or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)     Except as set forth on Schedule 6.11(b), there is no action, suit, proceeding, investigation, examination, audit, or claim now pending or threatened in writing by any Governmental Authority regarding any Taxes payable or alleged to be payable by the Borrower or any of its Subsidiaries. Neither the Borrower nor any Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person and there are no circumstances that would cause the taxable years of the Borrower or its Subsidiaries not to be subject to the normally applicable statute of limitations.

(c)     The Borrower and each of its Subsidiaries have collected all sales, use, value added and other taxes required to be collected, and have remitted such amounts to the appropriate Governmental Authority or, if applicable, have furnished properly completed exemption certificates for all exempt transactions.

(d)     Neither the Borrower nor any Subsidiary has entered into or participated in (i) a “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (and all predecessor regulations) as in effect at the relevant time, or (ii) any act, transaction or arrangement which has been reported, or has been required to be reported, under any similar provision of state, local or non-U.S. law or a transaction similar to any such reportable or notifiable transaction.

6.12     Financial Condition; SEC Filings; Contingent Obligations.

(a)     The Borrower has furnished the Purchaser with true, correct and complete copies of (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2018, 2017 and 2016, and the related audited consolidated statements of operations and comprehensive (loss) income, shareholders’ equity and cash flows for each of the Fiscal Years in the three-year period ended December 31, 2018, together with the notes thereto and the reports thereon as of December 31, 2018, certified by the Borrower’s independent certified public accountants, and (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the Fiscal Quarter ended as of June 30, 2019 and the related unaudited consolidated statements of operations and comprehensive (loss) income and cash flows for such period. The Financial Statements fairly present, in all material respects, the consolidated financial position of the Borrower, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, and are in conformity with the past historical practices of the Borrower, with GAAP consistently applied during the periods involved. Except as set forth on Schedule 6.12, as of the dates of the Financial Statements, neither the Borrower nor any Subsidiary had any known obligation, Indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements as required by GAAP, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Borrower or its Subsidiaries, as applicable.

(b)     Except as set forth on Schedule 6.12, all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by any Loan Party with or to the SEC since January 1, 2018 have been so filed or furnished on a timely basis. No Subsidiary of any Loan Party is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document. Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all Applicable Laws in effect at the time such Certification was filed with or furnished to the SEC.

(c)     As of the Closing Date, there are no Contingent Obligations (other than indemnities to officers and directors to the extent permitted by Applicable Law) that would be required to be disclosed on the financial statements of any Loan Parties in accordance with GAAP, except for Contingent Obligations (i) arising from the Collateral Documents, or (ii) existing on the Closing Date as permitted Indebtedness pursuant to Section 9.2.

6.13     Absence of Certain Changes or Events. Since December 31, 2018, there has been no development, event, circumstance, or change which could be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Borrower, there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent the Borrower or any of its Subsidiaries from conducting its business after the consummation of the Transactions, in substantially the same manner in which such business has heretofore been conducted.

6.14     Environmental Matters.

(a)     The Borrower and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws relating to their Property, assets and operations; to the Knowledge of the Borrower, there are no Hazardous Materials stored or otherwise located in, on or under any of the Property or assets of the Borrower or its Subsidiaries, including, without limitation, the groundwater, except in material compliance with applicable Environmental Laws; and, to the Knowledge of the Borrower, there have been no Releases or, threatened Releases of Hazardous Materials in, on or under any property adjoining any of the Property or assets of (or used by) the Borrower or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in material compliance with Environmental Laws.

(b)     To the Knowledge of the Borrower, none of the Property, assets or operations of (or used by) the Borrower and its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials into the environment or (ii) any Release or threatened Release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

(c)     Neither the Borrower nor any Subsidiary has received any written notice or claim, nor to the Knowledge of the Borrower are there any pending, threatened in writing, or anticipated lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any Release or threatened Release of any Hazardous Materials into the environment, and neither the Borrower nor any Subsidiary is or has been the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the “National Priorities List” or CERCLIS List, (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

(d)     To the Knowledge of the Borrower, neither the Borrower nor any Subsidiary has present or contingent liability in connection with the presence either on or off the Property or assets of, or used by, the Borrower or any Subsidiary of any Hazardous Materials in the environment or any Release or threatened Release of any Hazardous Materials into the environment.

6.15     Investment Company/Government Regulations. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

6.16     Subsidiaries. Except as set forth in Schedule 6.16, the Borrower does not (a) have any Subsidiaries or (b) own of record or beneficially, directly or indirectly, any (i) Capital Stock issued by any other Person or (ii) equity, voting or participating interest in any joint venture or other enterprise.

6.17     Capitalization. As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Note Documents, the capitalization of the Borrower and its Subsidiaries (including the maximum amount of diluted shares) is as set forth on Schedule 6.17. Schedule 6.17 lists all warrants, options, and other securities convertible or exercisable into shares of Capital Stock of the Borrower and lists the exercise or strike price applicable to such warrant, option or security. All of the issued and outstanding Capital Stock of the Borrower has been, and Capital Stock of the Borrower issuable upon the exercise of outstanding securities when issued will be, duly authorized and validly issued and are fully paid and nonassessable. All outstanding Capital Stock of the Borrower’s Subsidiaries are 100% owned by the Borrower or one of its Subsidiaries free and clear of all Liens other than Permitted Liens. The issuance of the foregoing Capital Stock (including the Notes and the Warrants and the Capital Stock issuable upon conversion and exercise thereof) is not and has not been subject to preemptive rights in favor of any Person other than such rights that have been waived or complied with, and will not result in the issuance of any additional Capital Stock of the Borrower or the triggering of any anti-dilution or similar rights contained in any options warrants, debentures or other securities or agreements of the Borrower or any of its Subsidiaries. On the Closing Date, except as set forth on Schedule 6.17, there are no outstanding securities convertible into or exchangeable for Capital Stock of the Borrower or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe for Capital Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Borrower or any of its Subsidiaries is a party relating to the issuance of any Capital Stock of the Borrower or any of its Subsidiaries, or any such convertible or exchangeable securities or any such options, warrants or rights. On the Closing Date, except as set forth on Schedule 6.17, neither the Borrower nor any of its Subsidiaries has any obligation, whether mandatory or at the option of any other Person, at any time to redeem or repurchase any Capital Stock of the Borrower or any of its Subsidiaries, pursuant to the terms of their respective Charter Documents or otherwise. On the Closing Date, except as set forth on Schedule 6.17, neither the Borrower nor any of its Subsidiaries maintains nor has any obligations under any stock option plan or other equity compensation related plans or agreements. No issued and outstanding shares of the Borrower’s Capital Stock are subject to a right of first refusal or condition of forfeiture in favor of the Borrower, and no shares of the Capital Stock of the Borrower are subject to vesting restrictions. Since January 1, 2019, the Borrower has not declared or paid, or become responsible to declare or pay, and the Borrower is not responsible for or has any obligation to declare or pay, a dividend or other distribution on its securities or otherwise combined, split, recapitalized or taken similar actions with respect to its outstanding Capital Stock. There are no voting trusts, proxies or other contracts or understandings to which the Borrower is a party or is bound with respect to the voting of any shares of the Borrower’s Capital Stock, the acquisition (including rights of co-sale, first refusal, antidilution or pre-emptive rights), disposition, registration of securities of the Borrower, or other rights of securityholders, or obligations of the Borrower, with respect to the securities of the Borrower, other than registration rights under warrants set forth on Schedule 6.17. All securities of the Borrower and its Subsidiaries (including all shares of the Borrower’s Capital Stock, securities, options and warrants to purchase shares of the Borrower’s Capital Stock (both outstanding as well as those that are no longer outstanding)), have been and were issued and granted pursuant to an exception from the Securities Act and otherwise in compliance, in all material respects, with all securities and other Applicable Laws, in compliance with the fiduciary obligations of the board of directors of the Borrower, and in compliance with all requirements of applicable contracts affecting, applicable to or relating to, such issuances.

6.18     Solvency. Borrower and its Subsidiaries, on a consolidated basis, are Solvent, both before and after taking into account the Transactions.

6.19     Licenses and Approvals. The Borrower and each of its Subsidiaries holds all material Licenses that are required by any Governmental Authority to permit it to conduct and operate the Borrower’s or its Subsidiaries’ business as now conducted, and all such Licenses are valid and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement and the other Note Documents. The Borrower and its Subsidiaries are in compliance in all material respects with all such Licenses. Neither the Borrower nor any Subsidiary is a party to and, to the Knowledge of the Borrower, there is not, any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority or any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of such material Licenses of the Borrower or its Subsidiaries, or give rise to any order of forfeiture. There is no pending threat of cancellation, loss, termination, modification, or nonrenewal of any such Licenses of the Borrower or its Subsidiaries, nor any basis for such cancellation, loss, termination, modification, or nonrenewal. The Borrower has no reason to believe that such Licenses will not be renewed in the ordinary course. The Borrower and its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments, and information required to be filed pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Licenses.

6.20     Change of Control and Similar Payments. Neither the execution, delivery and performance by the Borrower and the Guarantors of this Agreement, nor the execution, delivery and performance by the Borrower and the Guarantors of any of the other Note Documents, nor the consummation of the transactions contemplated hereby shall require any payment by the Borrower or any Subsidiary, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement. There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement or the other Note Documents or the occurrence of any of the transactions contemplated hereby or thereby. There are no payments or other benefits payable by the Borrower or its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Note Documents.

6.21     OFAC; Anti-Terrorism; Patriot Act.

(a)     Neither the Borrower nor any Subsidiary, or to the Knowledge of Borrower any Affiliate of the foregoing: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from Investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Notes will not be used and have not been used to fund any operations in, finance any Investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b)     The Borrower and its Subsidiaries are in compliance, in all material respects, with any applicable Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act. No part of the proceeds of any Note will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Terrorism Law.

(c)     No Loan Party and no Subsidiary of any Loan Party (and, to the Knowledge of the Borrower, no joint venture or Affiliate thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order or Anti-Terrorism Laws, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order or Anti-Terrorism Laws or (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order.

6.22     Disclosure.

(a)     Agreement and Other Documents. This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents furnished to the Purchaser by the Borrower and/or the other Loan Parties at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading provided that to the extent any such exhibit, schedule, agreement, certificate or other document was based solely upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such exhibit, schedule, agreement, certificate or other document, it being understood that such forward-looking information is subject to the qualifications and risks relating to forward-looking information discussed in the SEC Documents and that actual results may vary from such forecasts and that such variations may be material.

(b)     Material Adverse Effect. To the Knowledge of the Borrower, there is no fact which the Borrower has not disclosed to the Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

6.23     Internal Controls. Each Loan Party and its Subsidiaries maintain a system of internal control over financial reporting. Such internal controls over financial reporting (a) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (b) as to Borrower are designed to ensure that all material information concerning Borrower and its Subsidiaries required to be disclosed by Borrower in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. There are no significant deficiencies or material weaknesses in the design or operation of any Loan Party’s or its Subsidiaries’ ability to record, process, summarize and report financial data. There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in any Loan Party’s and/or its Subsidiaries’ internal controls.

6.24     Accounts and Notes Receivable; Accounts and Notes Payable.

(a)     Except as set forth in Schedule 6.24(a), all the accounts receivable and notes receivable owing to any Loan Party or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, are collectible in full in accordance with their payment terms and, to the Knowledge of the Borrower, there are no known or, to the Knowledge of the Borrower, asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 6.24(a), there is (i) as of the Friday occurring at least three Business Days prior to the Closing Date, no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused (or, to the Knowledge of the Borrower, threatened to refuse) to pay its obligations for any reasons; (iii) as of the Closing Date, to the Knowledge of the Borrower, no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 6.24(a) and (iv) no account receivable or note receivable which is hypothecated or pledged to any person (except in connection with the Notes) by any Loan Party or any of its Subsidiaries.

(b)     All accounts payable and notes payable by any Loan Party or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and, as of the Closing Date, except as set forth on Schedule 6.24(b), there is no such account payable or note payable more than thirty (30) days delinquent in its payment, except those contested in good faith.

6.25     Inventory. All Inventory is (i) of good and merchantable quality (except for obsolete or discontinued items of Inventory which have been adequately reserved for in accordance with GAAP, consistently applied) and (ii) adequate for the conduct of the business of the Borrower in the ordinary course as currently conducted. All Inventory is recorded on the books of the Borrower at the lower of cost or market value determined in accordance with GAAP, consistently applied. To the extent required by Section 8.17 hereof, all Inventory is located on a premises that is subject to a Collateral Access Agreement. Purchase commitments for raw materials and parts are not in excess of normal requirements and were not made at a price materially in excess of market prices existing on the date such commitments were made.

6.26     Notes and Warrants. The Notes and Warrants, and the shares of Borrower’s Capital Stock issuable upon conversion and exercise thereof, have been duly authorized by all necessary action on the part of the Borrower and no further consent or action is required by the Borrower, or its board of directors (the “Board”) or stockholders in connection therewith. The Borrower has reserved the number of shares of Capital Stock underlying the Notes and the Warrants to permit the full conversion of the Notes and exercise of the Warrants by the Purchaser. As of the Closing Date, the shares of Capital Stock issuable upon conversion of the Notes and exercise of the Warrants, when so issued in accordance with the terms of the Notes or Warrants, as applicable, will be, validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issuance thereof except for such preemptive or similar rights or Liens as provided for in the Note Documents. As of the Closing Date, the Notes and Warrants have been, and the shares of Capital Stock issuable upon conversion of the Notes and exercise of the Warrants when so issued in accordance with their terms will be, issued in compliance with applicable securities laws, rules and regulations. There are no rights of first refusal applicable to the issuance of the Notes or the Warrants or the shares of Capital Stock of the Borrower issuable upon conversion or exercise thereof. No anti-dilution adjustments will be triggered as a result of the issuance of the Notes or the Warrants or the shares of Capital Stock issuable upon conversion or exercise thereof.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as follows:

7.1     Authorization. The Purchaser has the capacity to enter into this Agreement and to perform all obligations required to be performed by it hereunder. This Agreement, when executed and delivered by the Purchaser, will constitute the Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2     Binding Effect. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

7.3     No Legal Bar. The execution, delivery, and performance of this Agreement by the Purchaser will not violate in any material respect any Requirement of Law applicable to it in any material respect, assuming the accuracy and correctness of the representations and warranties made by the Borrower to the Purchaser in the Note Documents.

7.4     Securities Laws.

(a)     The Notes and the Warrants and the shares of Capital Stock issuable upon conversion and exercise thereof are being or will be acquired by the Purchaser hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws.

(b)     The Purchaser is a sophisticated purchaser with respect to the purchase of the Notes and the Warrants and is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)     The Purchaser understands that (i) the Notes and the Warrants and the shares of Capital Stock issuable upon conversion and exercise thereof constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Notes and the Warrants hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by the Purchaser in its determination of whether such specific exemptions are available, and (iii) the Notes and the Warrants and the shares of Capital Stock issuable upon conversion and exercise thereof, may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration. The Purchaser is prepared and is able to bear the economic risk of an investment in the Notes and the Warrants for an indefinite period of time. The Purchaser understands that any certificate representing the Notes and the Warrants and the shares of Capital Stock that are issued to the Purchaser upon conversion or exercise thereof may bear, in the Borrower’s discretion, the following restrictive legend during the period provided in Section 7(f) of the Notes:

“NEITHER THIS [NOTE][WARRANT] NOR THE SECURITIES [INTO WHICH THIS NOTE ARE CONVERTIBLE][FOR WHICH THIS WARRANT IS EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, [THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE][THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT.”

(d)     The Purchaser (i) has been furnished with or has had access to all material books and records of the Borrower and each Subsidiary and all of their respective material contracts, agreements and documents and (ii) has had an opportunity to ask questions of, and receive answers from, management and representatives of the Borrower and its Subsidiaries and which representatives have made available to them such information regarding the Borrower and its Subsidiaries and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire the Notes and the Warrants. The Purchaser has generally such knowledge and experience in business and financial matters, as to enable it to understand and evaluate the risks of an investment in the Notes and the Warrants and form an investment decision with respect thereto. The Purchaser acknowledges that none of the Borrower or its Subsidiaries has given the Purchaser any investment advice, credit information or opinion as to whether the purchase of the Notes or the Warrants is prudent.

(e)     The foregoing, however, does not limit or modify the representations and warranties set forth in Article 6 of this Agreement or in any other Note Document or the right of the Purchaser to rely thereon.

Article 8
AFFIRMATIVE COVENANTS

Until the payment in full in cash of all amounts outstanding under the Notes and all other Obligations hereunder and under the other Note Documents (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchaser as follows:

8.1     Delivery of Financial and Other Information. The Borrower will, and will cause each other Loan Party to, maintain a system of accounting established and administered in accordance with GAAP (including reflecting in its financial statements adequate accruals and appropriations to reserves). In addition, the Borrower shall deliver or cause to be delivered to the Purchaser the following:

(a)     Within one hundred twenty (120) days after the close of each Fiscal Year, an unqualified audit report certified by Tanner LLC or any other independent registered public accounting firm or such other independent certified public accountants that are registered and qualified with the Public Company Accounting Oversight Board and selected by the Borrower, prepared in accordance with GAAP, without qualifications (including any (x) “going concern” or like qualification or exception, (y) qualification or exception as to the scope of such audit, or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) including consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Year, all such financial statements to be prepared in accordance with GAAP and accompanied by (i) any management letter prepared by said accountants, and (ii) a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Year; provided that if a management summary, discussion and analysis is included in any Annual Report on Form 10-K, such management summary, discussion and analysis included therein shall suffice for purposes of this Section 8.1(a).

(b)     Within forty-five (45) days after the close of each Fiscal Quarter an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, prepared in accordance with GAAP and setting forth in each case in comparative form, the figures for (i) the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year (as applicable), and (ii) the immediately preceding Fiscal Quarter, all of which shall be certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein and accompanied by a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Quarter; provided that if a management summary, discussion and analysis is included in any Quarterly Report on Form 10-Q, such management summary, discussion and analysis included therein shall suffice for the requirements of such items pursuant to this Section 8.1(b). In addition, upon the written request of the Purchaser received within ten (10) days after the Borrower’s delivery of the quarterly financial information pursuant to this Section 8.1(b), Borrower shall deliver to the Purchaser copies of  individual invoices equal to or greater than 10% of all orders for such quarter.

(c)     Promptly after filing, copies of the annual federal and state income Tax Returns (and any Tax Returns for the purposes of any foreign Taxes on income, profits or gains, or losses) of the Borrower and each Subsidiary for the immediately preceding year.

(d)     Promptly upon receipt by the Borrower or any Subsidiary, written notice of any material default which has not been waived or cured, given to any such Loan Party by any creditor or lessor to whom the Borrower or any Subsidiary has material debt or other obligations.

(e)     Promptly upon obtaining knowledge thereof, written notice of any litigation claiming in excess of $200,000 from the Borrower or any Subsidiary, or seeking injunctive relief against Borrower or any Subsidiary, or which could be expected to otherwise have a Material Adverse Effect, and copies of any pleadings associated therewith.

(f)     As soon as available, copies of all statements, reports, press releases, and other documents relating to the financial condition of the Borrower, each Subsidiary and their respective business operations as required to be furnished to any other lender of the Borrower or any Subsidiary.

(g)     Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, provided that the delivery thereof is not prohibited by any Requirement of Law, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary.

(h)     Copies of any written reports, materials and other information given to each Board (or other governing body) of the Borrower or any Subsidiary and any such committees of the Board (or other governing body) of the Borrower or any Subsidiary, and any reports submitted by such Board (or other governing body) or committee thereof; provided that the Purchaser may be denied access to any such materials, if and to the extent the Borrower reasonably and in good faith determines (w) such denial is reasonably necessary based on the advice of counsel to preserve attorney-client privilege, (x) there exists an actual or potential conflict of interest between the Purchaser, and the Borrower or its Subsidiaries, as applicable, or (y) based on the advice of counsel, such denial is required by Applicable Laws.

(i)     Promptly, and in any event within three (3) Business Days after receipt thereof by the Borrower or any Subsidiary of a notice of any “breach,” “default,” “event of default,” or “material adverse effect” (and copies of any written notices thereof) pursuant to the terms of any Material Contract, or other notices, amendments, waivers, consents or modifications (including notice of non-renewal or cancellation or termination, reports, borrowing notices, conversion notices, compliance certificates, and any other deliverable items in the ordinary course of business) required to be given under any such Material Contract, whether or not such notice or notification requirement has been waived by any party to such agreement.

(j)     Promptly, and in any event within three (3) Business Days after the Borrower or any other Loan Party becomes aware of or has knowledge of any event or condition that constitutes a Default or an Event of Default, provide written notice of such event or condition and a statement of the curative action that the Borrower proposes to take with respect thereto.

8.2     Use of Proceeds.

(a)     The Borrower shall use the proceeds of the sale of the Notes hereunder only as follows: (i) for general corporate purposes and working capital requirements of the Borrower and its Subsidiaries and (ii) to pay all fees and expenses in connection with this Agreement.

(b)     The Borrower shall not use any proceeds of the sale of the Notes hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.3     Notice of Material Adverse Effect. The Borrower will give prompt notice in writing to the Purchaser upon becoming aware of any development or other information outside the ordinary course of business of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

8.4     Conduct of Business. The Borrower will, and will cause each other Loan Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or those reasonably related or ancillary thereto and do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a domestic corporation or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence would not, individually or in the aggregate, have a Material Adverse Effect..

8.5     Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to:

(a)     Timely file complete and correct United States federal and state income and applicable and material foreign, state and local Tax Returns required by law, in each case with due regard for any extension of time within which to file such Tax Return, and pay when due all Taxes, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP in the Borrower’s most recent audited financial statements, which deferment of payment is permissible so long as no Lien, other than a Permitted Lien has been entered and the Borrower’s and its Subsidiaries’ title to, and its/their right to use, its/their Properties are not materially adversely affected thereby; and

(b)     Pay and perform (i) all Obligations under this Agreement and the other Note Documents and (ii) except where failure to do so could not reasonably be expected to result in a Default hereunder or have a Material Adverse Effect, all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in clause (ii) above in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP in Borrower’s most recent audited financial statements.

8.6     Insurance.

(a)     The Borrower will, and will cause each of its Subsidiaries to, maintain with reputable insurance companies insurance in such amounts and covering such risks as is otherwise consistent with sound business practice, including, without limitation, (i) property and casualty insurance on all of its Property, (ii) general liability insurance, workers compensation insurance, business interruption insurance, and directors and officers liability insurance, and (iii) maintain such insurance as is required by the terms of any Collateral Document.

8.7     Compliance with Laws and Material Contracts.

(a)     The Borrower will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all Environmental Laws, and obtain any and all Licenses necessary to the ownership of its Property or to the conduct of its businesses, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person except to the extent such assessments, fines, costs, or penalties are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, comply with any and all Material Contracts.

(b)     The Borrower will file or furnish, on a timely basis in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), all statements (including without limitation, financial statements), reports, schedules, forms and other documents (other than any immaterial Form 3, 4, 5 or 8-K filings or any filings relating solely to benefit plans), required to be filed or furnished with or to the SEC.

8.8     Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

8.9     Issue Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes, if any, in connection with the issuance of the Notes. The obligations of the Borrower hereunder shall survive the payment of the Obligations and the termination of the Note Documents.

8.10     Environmental Covenants. The Borrower will, and will cause each of its Subsidiaries to use and operate all of its facilities and Properties in compliance with all Environmental Laws, keep all necessary Licenses in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect;

8.11     Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take any action reasonably requested by the Purchaser in order to effectuate the purposes and terms contained in this Agreement or any of the Note Documents.

8.12     Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement in form and substance reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Borrower will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

8.13     Registration Rights. Borrower hereby agrees to register the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants in accordance with Schedule 8.13 attached hereto, which schedule is hereby incorporated by reference herein.

8.14     Board Observer

(a)     For so long as the Obligations are outstanding, the Purchaser shall have the right to appoint one representative (the “Observer”) as a non-voting observer (the “Observer”) to the board of directors of the Borrower (the “Board”) and each of its committees, which Observer shall be reasonably acceptable to the Borrower. The initial Observer shall be the Purchaser and the Borrower hereby approves the designation of the Purchaser as the initial Observer. Any subsequent Observer shall be designated by written notice from the Purchaser to the Borrower. The Observer shall have the right to attend (which attendance may occur telephonically at the election of the Observer) and participate in all meetings of the Board and any committees thereof. The Observer shall have no right to vote on any matter presented to the Board or any committee thereof. The Borrower shall give the Observer written notice of each meeting thereof at the same time and in the same manner as the other members of the Board or such committee receive notice of such meetings. The Borrower shall permit the Observer to attend and participate in all meetings thereof. The Observer shall be entitled to receive all written materials and other information given to other members of the Board and such committees in connection with such meeting or otherwise (including, for the avoidance of doubt, such monthly information rights in the same manner and scope prepared for use by management and the Board), at the same time such materials and information are given to the other members of the Board and such committees, and the Observer shall keep such materials and information confidential, and shall abide by the Borrower’s insider trading policy. If the Borrower or any Subsidiary proposes to take any action by written consent in lieu of a meeting of the Board, then the Borrower or such Subsidiary shall give written notice thereof to the Observer describing the nature and substance of such action and including the text of such written consents at the same time as such written consents are provided to the members of the Board. The Borrower shall pay and reimburse the reasonable and documented out-of-pocket costs and expenses of the Observer incurred in connection with traveling to and attending such meetings of the Board and committees thereof. Notwithstanding anything contained in this Section 8.14 to the contrary, the Observer designated hereunder may be excluded from any meeting (or portion thereof), or denied access to any materials, if and to the extent the Board reasonably and in good faith determines (i) such recusal is reasonably necessary based on the advice of counsel to preserve attorney-client privilege, (ii) there exists, with respect to any deliberation or board or committee materials, an actual or potential conflict of interest between the Observer, and the Borrower or its Subsidiaries, as applicable, or (iii) based on the advice of counsel, such recusal is required by Applicable Laws.

8.15     Subsidiary.

(a)     If the Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of this Agreement, the Borrower will, and will cause such Subsidiaries (other than Immaterial Subsidiaries) to, within ten (10) Business Days after the creation, formation or acquisition of such new Subsidiary (or at such later time as the Purchaser may agree in writing), grant to Purchaser a perfected first priority security interest in and Lien on all of the issued and outstanding Capital Stock of such Subsidiary, in order to secure the Obligations (except that, solely to the extent such pledge would result in material adverse tax consequences to the Borrower and/or its Subsidiaries, no pledge shall be made of (i) in excess of sixty-five percent (65%) of the voting Capital Stock (but 100% of the non-voting Capital Stock) of any first-tier Subsidiary that is a CFC or any CFC Holdco or (ii) any of the equity interest of any lower-tier Subsidiary that is a CFC the parent of which is also a CFC) and (iii) cause such Subsidiary to join the Guaranty and Collateral Agreement and secure said Obligations as a “Grantor” under the Guaranty and Collateral Agreement with a perfected first priority security interest in and Lien on all of the accounts, Inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and other assets and the books and records of such Subsidiary (except that, with respect to property of a Domestic Subsidiary that constitutes voting Capital Stock in a CFC or CFC Holdco solely to the extent such pledge would result in material adverse tax consequences to the Borrower and/or its Subsidiaries, any such pledge, security interest or Lien shall be limited to sixty-five percent (65%) of the voting Capital Stock of such Purchaser.

(b)     No Subsidiary shall at any time acquire any material assets or operations unless such Subsidiary shall have complied with the requirements of this Section 8.15 applicable to newly created, formed or acquired Subsidiaries.

Article 9
NEGATIVE COVENANTS

Until the payment in full in cash of all amounts outstanding under the Notes and all other Obligations hereunder and under the other Note Documents (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchaser as follows:

9.1     Distributions. The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or declare or incur any liability to make any Distributions in respect of the Capital Stock of such Person, except that (i) a Subsidiary of the Borrower may declare and pay dividends on its outstanding Capital Stock to the Borrower or to a Wholly-owned Subsidiary of the Borrower that is a Loan Party; (ii) the Borrower may declare and pay dividends with respect to its Capital Stock (other than Disqualified Capital Stock) payable solely in additional shares of its Capital Stock; (iii) each Loan Party may purchase common Capital Stock or common Capital Stock options from present or former non-executive officers or employees of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such non-executive officer or employee; provided that no Default or Event of Default then exists or would result therefrom and the aggregate amount of payments made under this clause (iii) shall not exceed $100,000 in the aggregate during any Fiscal Year.

9.2     Indebtedness. The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness (directly or indirectly), except:

(a)     the Obligations;

(b)     Indebtedness existing on the date hereof and described in Schedule 9.2;

(c)     Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding;

(d)     endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)     Indebtedness with respect to surety and appeal bonds, performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business;

(f)     accrual of interest, accretion or amortization of original issue discount, in each case, on Indebtedness permitted hereunder;

(g)     Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); provided that neither the Borrower nor any Domestic Subsidiary shall incur such Indebtedness for the account of, for the benefit of, or in support of any Foreign Subsidiary;

(h)     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts that are promptly repaid incurred in the ordinary course of business;

(i)     unsecured Indebtedness in the ordinary course of business in respect of the following bank products or services extended to any Loan Party in an aggregate amount not to exceed $200,000 at any time: (i) cash management services and (ii) commercial credit card and merchant card services;

(j)     Indebtedness of (i) any Loan Party owing to any other Loan Party solely to the extent such Indebtedness is unsecured, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, or (iii) any Loan Party owing to any other Subsidiary that is not a Loan Party solely to the extent such Indebtedness is unsecured; and

(k)     guarantees of obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) by any Subsidiary (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Subsidiary (which is not a Loan Party) of the Indebtedness of any other Subsidiary (that is not a Loan Party), provided that, the guarantees permitted under this Section 9.2(k) shall not be permitted unless the Indebtedness so guaranteed is otherwise permitted by the terms hereof.

9.3     Mergers. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any merger or consolidation or dissolve itself (or suffer any dissolution) except that, solely to the extent that such mergers, consolidations or dissolutions do not diminish the value of the Notes, (a) (i) any Subsidiary of a Loan Party (other than the Borrower) may be merged or consolidated with or into a Loan Party that is a Domestic Subsidiary (provided that such Loan Party that is a Domestic Subsidiary shall be the continuing or surviving Person) or (ii) any Subsidiary that is not a Loan Party may be merged or amalgamated with or into a Subsidiary that is not a Loan Party, and (b) any Subsidiary of the Borrower may dissolve pursuant to any dissolution that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party.

9.4     Sales of Assets. The Borrower will not, and will not cause or permit any of its Subsidiaries to, sell, assign, License, lease, convey, exchange, transfer or otherwise dispose of its Property (each, a “Disposition”) (including, without limitation, any Capital Stock of any Subsidiary owned by the Borrower or another Subsidiary) to any other Person (including without limitation, Borrower or any other Loan Party shall not cause a Disposition to any Subsidiary or Affiliate that is not a Loan Party), except:

(a)     Dispositions of Inventory in the ordinary course of business;

(b)     Dispositions of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries in the ordinary course of business;

(c)     leases, non-exclusive licenses or sublicenses of real or personal property in the ordinary course of business, in each case subject to the Liens granted under the Note Documents;

(d)     Dispositions permitted by clause (b) of Section 9.4;

(e)     Dispositions, settlements and write-offs of accounts receivable in the ordinary course of business;

(f)     Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property and, in each case, so long as the Purchaser has a Lien with respect to such replacement property with the same priority as the Lien of Purchaser with respect to the Property disposed of;

(g)     Dispositions which constitute, or which are subject to, a Casualty Event;

(h)     Dispositions by (i) any Loan Party to any other Loan Party (other than a Foreign Subsidiary), and (ii) any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary of the Borrower; and

(i)     (i) any lapse of Intellectual Property by any Loan Party that is not economically desirable in the conduct of the Loan Parties’ business or (ii) any abandonment, cancellation, non-renewal or discontinuance of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of the Purchaser and such Intellectual Property is not then being used by the Loan Parties in the ordinary course of business.

(j)

9.5     Liens. The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist, any Lien in, of or on its or their Property (whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom), except the following (“Permitted Liens”):

(a)     Subject to Section 8.3 hereof, Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;

(b)     Subject to Section 8.3 hereof, Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;

(c)     Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)     (i) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, as arise in the ordinary course of business and that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary course of business of the Borrower or any Subsidiary and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of the Borrower’s and its Subsidiaries’ business or the utilization thereof in the business of the Borrower or its Subsidiaries;

(e)     Liens existing on the date hereof and described in Schedule 9.5;

(f)     Liens securing the Obligations;

(g)     Liens securing Indebtedness permitted under Section 9.1(c); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(h)     Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 10.1 or securing appeal or other surety bonds relating to such judgments;

(i)     Liens (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(j)     leases, licenses or sublicenses of the properties of the Borrower or its Subsidiaries, in each case as otherwise permitted under Section 9.4 hereof and entered into in the ordinary course of the Borrower’s or its Subsidiaries’ business so long as such leases, licenses or sublicenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k)     (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(l)     the filing of UCC financing statements solely as a precautionary measure in connection with operating leases otherwise permitted hereunder;

(m)     statutory Liens of landlords and lessors in respect of rent not in default;

(n)     the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property; and

(o)     non-exclusive licenses of Intellectual Property rights in the ordinary course of business.

9.6     Affiliates. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction or arrangement (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate, except for (a) transactions permitted by this Agreement, and (b) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s operating business and upon fair and reasonable terms and that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that, none of the foregoing shall permit any Disposition by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, or any Disposition by the Borrower or any other Loan Party to any Subsidiary or Affiliate that is not a Loan Party.

9.7     Restrictive Agreements. The Borrower will not, and will not cause or permit any of its Subsidiaries to, become or be a party to any contract or agreement which materially impairs such Person’s ability to perform under this Agreement, or under any other Note Document.

9.8     Certain Restricted Issuances of Capital Stock. EXCEPT FOR THE ISSUANCE OF EXCLUDED SHARES, THE BORROWER SHALL NOT ISSUE (A) ANY SHARES OF COMMON STOCK AT A PURCHASE PRICE LESS THAN THE CONVERSION PRICE (AS SUBJECT TO ADJUSTMENT FOR STOCK SPLITS AND STOCK COMBINATIONS AFFECTING THE COMMON STOCK) OR ISSUE ANY COMMON STOCK EQUIVALENTS WITH A CONVERSION PRICE OR EXERCISE PRICE LESS THAN THE CONVERSION PRICE (AS SUBJECT TO ADJUSTMENT FOR STOCK SPLITS AND STOCK COMBINATIONS AFFECTING THE COMMON STOCK), (B) ANY SHARES OF COMMON STOCK OR COMMON STOCK EQUIVALENTS TO THE EXTENT THE EFFECTIVE PURCHASE OR CONVERSION PRICE OR THE NUMBER OF UNDERLYING SHARES FLOATS OR RESETS OR OTHERWISE VARIES OR IS SUBJECT TO ADJUSTMENT (DIRECTLY OR INDIRECTLY) BASED ON MARKET PRICES OF THE COMMON STOCK OR (C) ANY WARRANTS OR OTHER RIGHTS TO PURCHASE COMMON STOCK THAT, WHEN VALUED ON A BLACK SCHOLES BASIS, DECREASES THE PURCHASE PRICE FOR SUCH WARRANTS OR OTHER RIGHTS BELOW THE CONVERSION PRICE (AS SUBJECT TO ADJUSTMENT FOR STOCK SPLITS AND STOCK COMBINATIONS AFFECTING THE COMMON STOCK).

Article 10
EVENTS OF DEFAULT

10.1     Events of Default. An “Event of Default” shall occur hereunder upon:

(a)     Failure of the Borrower to pay the principal of any Note (or any installment thereof) as and when due (whether at a scheduled installment date or maturity, upon acceleration or otherwise), or failure of the Borrower to pay within three (3) Business Days after the same shall become due (i) any interest upon any Note, (ii) any fees or any other Indebtedness or Obligations to the Purchaser under any of the Note Documents or (iii) any other obligations under any of the Note Documents.

(b)     Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Purchaser under or in connection with this Agreement, the Notes or any other Note Document or any certificate or information delivered in connection with any of the foregoing shall be materially false when made.

(c)     Failure of the Borrower or any of its Subsidiaries to comply with any term, covenant, or provision contained in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.7(a), 8.14, 8.15 or Article 9 of this Agreement.

(d)     Failure of the Borrower or any of its Subsidiaries to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified elsewhere in this Section 10.1) or any other Note Document and any such failure shall remain unremedied for fifteen (15) days after occurrence.

(e)     (i) Failure of the Borrower or any of its Subsidiaries to pay when due or within any applicable grace period therefor any payments under any Indebtedness or Material Contract, in excess of $500,000 (other than the Obligations); (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any other term, provision or condition contained in any agreement, contract or instrument under which any such Indebtedness or Material Contract was created or is governed, the effect of which default is (y) to cause, or to permit the holder or holders of such other Indebtedness to cause, such Indebtedness or any other Material Contract, to become due prior to its stated maturity (z) to cause or result in a Material Adverse Effect; (iii) any other event shall occur or condition exist, the effect of which event or condition is to cause, or to permit the holder or holders of any Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or (iv) any Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

(f)     The Borrower or any Subsidiary shall (i) file or consent to the entry of an order for relief with respect to it under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under any federal, state or foreign bankruptcy, insolvency, receivership, administration, liquidation or similar law as now or hereafter in effect seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any such law relating to bankruptcy, insolvency or reorganization or relief of debtors, fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) dissolve, wind up or liquidate, (vi) take any corporate, organizational or similar action to authorize or effect any of the foregoing actions set forth in this Section 10.1(f), (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(g), (viii) not be Solvent, or (ix) admit in writing its inability to pay its debts generally as they become due.

(g)     Without the application, approval or consent of the Borrower or any Subsidiary, as applicable, a receiver, trustee, examiner, liquidator, administrator, or similar official shall be appointed for such Loan Party or any substantial part of its Property, or a proceeding described in Section 10.1(f) shall be instituted against such Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

(h)     Any court, government, or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the Property of the Borrower or any Subsidiary.

(i)     The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money aggregating in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(j)     The occurrence of a Reportable Event with respect to any Plan; the filing of a notice of intent to terminate a Pension Plan by the Borrower, any ERISA Affiliate or any Subsidiary, the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower from any Multiemployer Plan; the incurrence of any material increase in the contingent liability of the Borrower or any of its Subsidiaries with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and its beneficiaries; or the Unfunded Liabilities of all Single Employer Plans shall exceed (in the aggregate) $500,000, in each such case which, either individually or in the aggregate, would be reasonably expected to result in liability to any Loan Party in excess of $500,000.

(k)     The institution by the Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Plan if, in order to effectuate such termination, the Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $500,000 with respect to any other Plan, or the institution by the PBGC of steps to terminate any Pension Plan, which would reasonably be expected to result in material liability to any Loan Party.

(l)     [Intentionally Omitted].

(m)     Any Collateral Document shall for any reason fail to create a valid and perfected first priority (subject to any Permitted Liens) security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

(n)     Any Note Document, at any time after the Closing Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Borrower or any other Loan Party contests in any manner the validity or enforceability of any Note Document or any provision thereof; or the Borrower or any other Loan Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document.

(o)     The occurrence of a Change of Control, or a Fundamental Changes (as defined in the Notes).

(p)     The occurrence of a Material Adverse Effect.

(q)     The occurrence of a Triggering Event (as defined in the Notes) (to the extent not covered by any of the other provisions of this Section 10.1).

(r)     Any subordination or intercreditor agreement relating to any other Indebtedness of any Loan Party subordinated to the Obligations, or any subordination provisions of any note or other document running to the benefit of the Purchaser in respect of such Indebtedness, shall cease for any reason to be in full force and effect or any Loan Party or any of their Subsidiaries shall so assert in writing.

(s)     Any Loan Party or any Subsidiary shall be enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business.

(t)     Any Loan Party, any of its Subsidiaries, or any member of the senior management thereof shall be indicted for, convicted of or found culpable of a felony under Applicable Law that would reasonably be expected to (i) materially and adversely impair (A) the ability of the Loan Parties to operate their business, (B) any Note Document, or (C) any rights or remedies of the Purchaser under any Note Document, or (ii) result in a material declination in value of the Collateral. Any member of the senior management of the Loan Parties shall be indicted for, convicted of or found culpable of a felony under Applicable Law relating to any Loan Party or any of its Subsidiaries involving fraud, financial misconduct, theft or embezzlement.

(u)     [Intentionally Omitted].

(v)     Except as otherwise expressly permitted hereunder, any Loan Party shall (i) take any action, or shall make a determination, whether or not yet formally approved by any Loan Party’s management or board of directors (or equivalent governing body), to (A) suspend the operation of all or a material portion of its business in the ordinary course, (B) suspend the payment of any material obligations in the ordinary course or suspend the performance of any material obligations in the ordinary course or suspend the performance under the Material Contracts in the ordinary course of business, or (C) employ an agent or other third party to conduct a wind-down of any material portion of its business or (ii) be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business unless such order would not have a Material Adverse Effect.

(w)      [Intentionally Omitted].

(x)      [Intentionally Omitted].

(y)     Any arbitration, action, claim, suit, litigation or proceeding before any court or any Governmental Authority shall have been commenced or threatened by the Borrower, any Loan Party or any other Subsidiary against the Purchaser or any of their respective Affiliates.

10.2     Acceleration. If an Event of Default occurs and is continuing under Section 10.1(f) or (g), then the outstanding principal of and interest on the Notes shall automatically become immediately due and payable or, if greater, an amount equal to the product of (y) the Event Equity Value and (z) the Underlying Shares issuable upon conversion of the principal amount of the Notes, plus all accrued but unpaid interest on the principal amount of the Notes, shall automatically become immediately due and payable, in either case, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Purchaser, by written notice to the Borrower, may declare the principal of and interest on the Notes to be due and payable immediately or, if greater, an amount equal to the product of (y) the Event Equity Value and (z) the Underlying Shares issuable upon conversion of the principal amount of the Notes, plus all accrued but unpaid interest on the principal amount of the Notes, to be due and immediately payable. Upon any such declaration of acceleration, such principal and interest (or such greater amount set forth in this Section 10.2) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and the Purchaser shall be entitled to exercise all of its rights and remedies hereunder and under such Note or any other Note Document whether at law or in equity.

10.3     Set-Off. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to the Purchaser, the Purchaser is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) to set off and apply any and all Indebtedness at any time owing by the Purchaser to or for the credit or the account of the Borrower or any of its Subsidiaries against all amounts which may be owed to the Purchaser by the Borrower or any of its Subsidiaries in connection with this Agreement or any other Note Document. The Purchaser of the Notes taking action under this Section 10.3 shall promptly provide notice to the Borrower of any such action taken; provided that the failure of the Purchaser to provide such notice shall not prejudice its rights hereunder.

10.4     Suits for Enforcement. In case any one or more Events of Default described in Section 10.1 shall have occurred and be continuing, unless such Events of Default shall have been waived, the Purchaser of each Note with respect to which any such Event of Default has occurred may proceed to protect and enforce its rights under this Article 10 by suit in equity or action at law. It is agreed that in the event of any such action, or any action between the Purchaser of the Notes and the Borrower (including its officers and agents) in connection with a breach or enforcement of this Agreement, the Purchaser of the Notes shall be entitled to receive all reasonable and documented out-of-pocket fees, costs and expenses incurred, including without limitation such fees and expenses of outside counsel (whether or not litigation is commenced) and fees, costs and expenses of appeals.

10.5     License. The Borrower and its Subsidiaries hereby grant to the Purchaser a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of the Borrower or Subsidiary for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower or Subsidiary for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all collateral following any Event of Default.

Article 11
MISCELLANEOUS

11.1     Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Notes and payment therefor, or termination of this Agreement. Except as otherwise expressly provided by its terms, this Agreement and each other Note Document shall terminate and be of no further force and effect on the earlier of (a) the date on which the Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash (or been converted in full into Common Stock in accordance with the terms of the Notes), as set forth in writing by the Purchaser, and (b) such time as the parties hereto mutually agree to the termination thereof.

11.2     Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, or email (with receipt confirmed), courier service or personal delivery:

(a)          if to Purchaser:

Edward D. Bagley

2350 Oak Hill Drive

Salt Lake City, Utah 84121

Email: dal.bagley@comcast.net

(b)          if to the Borrower or any Subsidiary:

ClearOne, Inc.

5225 Wiley Post Way, Suite 500

Salt Lake City, Utah 84116

Email: Zee.Hakimoglu@clearone.com

Telephone: (801) 303-3385

Attention: Zee Hakimoglu, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Seyfarth Shaw

700 Milam Street, Suite 1400

Houston, TX 77002

Email: mcoffin@seyfarth.com

Telephone: (713) 225-1337

Attention: Mark Coffin

All such notices and communications shall be deemed to have been duly given: if personally delivered, when delivered by hand; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; if delivered by courier, one (1) Business Day after being deposited with a reputable overnight courier, with charges prepaid; or if emailed, when receipt is acknowledged.

11.3     Successors and Assigns.

(a)     This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchaser may, upon notice to, but without the consent of the Borrower, transfer the Notes held by it in whole or in part and may assign its rights under the Note Documents to one or more assignees; provided that any such transfer or assignment by the Purchaser to one or more of its Affiliates may be made at any time without requiring the consent of any other Person. In addition, the Purchaser may at any time, without the consent of, or notice to, the Borrower sell participations to any Person in all or a portion of the Purchaser’s rights and/or obligations under this Agreement and the other Note Documents; provided that the Purchaser’s obligations under this Agreement and the other Note Documents shall remain unchanged, and the Borrower shall continue to deal solely and directly with the Purchaser in connection with the provisions of this Agreement and the other Note Documents. Notwithstanding anything herein to the contrary, no assignments may be made to, and no participations may be sold to, a Loan Party or any of its Affiliates. Notwithstanding anything herein to the contrary, the Purchaser may, at any time, create a security interest in, pledge or assign, all or any portion of its rights under and interest in the Note Documents and the Notes in favor of any secured creditor of the Purchaser, and such secured creditor may enforce such pledge or security interest in any manner permitted under Applicable Law. Neither the Borrower nor any Subsidiary may assign any of its rights, or delegate any of its obligations, under this Agreement, or the Notes without the prior written consent of the Purchaser, and any such purported assignment by the Borrower or any such Subsidiary without the written consent of the Purchaser shall be void and of no effect. No Person other than the parties hereto and its successors and permitted assigns is intended to be a beneficiary of any of the Note Documents.

(b)     The Borrower shall maintain at one of its offices in the United States a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Purchaser, and the commitments of, and principal amounts (and stated interest) of the Notes owing to, the Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(c)     Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

11.4     Amendment and Waiver.

(a)     No failure or delay on the part of any of the parties hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)     Any amendment, waiver, supplement or modification of or to any provision of this Agreement or the Notes and any consent to any departure by any party from the terms of any provision of this Agreement or the Notes, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Purchaser and (ii) only in the specific instance and for the specific purpose for which made or given; provided that, notwithstanding the foregoing, without the prior written consent of the Purchaser affected thereby, an amendment, waiver, supplement or modification of this Agreement, the Notes or any consent to departure from a term or provision hereof or thereof may not: (A) reduce the rate of or extend the time for payment of principal or interest on the Notes; (B) reduce the principal amount of the Notes; (C) make the Notes payable in money other than that stated in the Notes; (D) reduce the amount or extend the time of payment of fees or other compensation payable to the Purchaser hereunder; or (E) change any provision of this Section 11.4(b).

(c)     Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower or any of its Subsidiaries in any case shall entitle the Borrower or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances.

11.5     Signatures; Counterparts. Facsimile and electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.6     Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.7     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

11.8     JURISDICTION, JURY TRIAL WAIVER, ETC.

(a)     EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF UTAH SITTING IN SALT LAKE COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, OR ANY APPELLATE COURT FROM ANY THEREOF, AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY A GENERALLY RECOGNIZED OVERNIGHT COURIER OR REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY NOTE DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED.

(b)     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE LOAN PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.9     Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal, or unenforceable provision of this Agreement with a valid, legal, and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, or unenforceable provision.

11.10     Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

11.11     Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of its agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.12     Indemnification.

(a)     In addition to all other sums due hereunder or provided for in this Agreement, the Borrower and Purchaser shall each indemnify and hold harmless the other and each of its respective Affiliates, and each of their respective managers, officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all reasonable and documented out-of-pocket losses, claims, damages, expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Borrower (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of a Party or any of its Subsidiaries in this Agreement or any other Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, on the applicable installment date, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Indebtedness of the Borrower or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Borrower’s or any such Subsidiary’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby, or the gross negligence, or willful misconduct of the Purchaser on the one hand or the Borrower or any of its Affiliates and its respective directors, officers, and employees on the other hand; provided, however, that neither Party shall be liable under this Section 11.12 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted from the willful misconduct, or gross negligence of an Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, such indemnifying Party shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Applicable Laws. In connection with the obligation of the Parties to indemnify for expenses as set forth above, each Party further agrees, upon presentation of appropriate invoices, to reimburse each Indemnified Party for all such reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party. The obligations of each Party under this Section 11.12 shall survive the payment in full of the other Obligations and the termination of this Agreement.

(b) Each Indemnified Party under this Section 11.12 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the indemnifying Party under this Section 11.12, notify the indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the other Party of any such action shall not relieve the indemnifying Party from any liability which it may have to such Indemnified Party, except to the extent that such omission impairs the indemnifying Party’s ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the indemnifying Party of the commencement thereof, the indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower or Purchaser, on the one hand, and an Indemnified Party, on the other hand, is, or may become, a party, such Indemnified Party shall have the right to employ separate counsel at the other Party’s expense and to control its own defense of such action, claim or proceeding if, in the opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the other Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Borrower and Purchaser agrees that it will not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened in writing to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Borrower or the Purchaser on the one hand and each other Indemnified Party on the other hand from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

11.13     [Intentionally Omitted].

11.14     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of the Purchaser to rely thereon.

11.15     Confidential Information. The Purchaser agrees to maintain the confidentiality of information obtained by it pursuant to any Note Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.15 or (B) available to the Purchaser from a source (other than any Loan Party) not known by the Purchaser to be subject to disclosure restrictions, (iii) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any insurance industry association, (iv) to any other party hereto, (v) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.15, (v) in connection with the exercise or enforcement of any right or remedy under any Note Document or in connection with any litigation or other proceeding to which Purchaser is a party or bound, (ix) to any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to the Purchaser, or (x) to the Purchaser’s independent auditors and other professional advisors as to which such information has been identified as confidential. In the event of any conflict between the terms of this Section 11.15 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Note Document), the terms of this Section 11.15 shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by its respective officers hereunto duly authorized as of the date first written.

BORROWER:

CLEARONE, INC.

By:   /s/ Zeynep Hakimoglu

Name:   Zeynep Hakimoglu

Its:   President & CEO

GUARANTORS:

Netstreams Inc.

By:   /s/ Zeynep Hakimoglu

Name:   Zeynep Hakimoglu

Its:   Director

Netstreams LLC

By:   /s/ Zeynep Hakimoglu

Name:   Zeynep Hakimoglu

Its:   Director

[Signature Page to Note Purchase Agreement]

purchaser:

   /s/ Edward D. Bagley

Name: Edward D. Bagley

SCHEDULE 2.1

Allocations

Purchaser	Principal Amount	Purchase Price*	Warrant Shares
Edward D. Bagley	$3,000,000.00	$3,000,000.00	340,909

EXHIBIT A

FORM OF NOTE

See attached

Exhibit b

Form of WARRANT

See attached